Exhibit 10.24

* Certain confidential information contained in this document,

marked by brackets, has been omitted and filed separately

with the Securities and Exchange Commission pursuant to

Rule 406 of the Securities Act of 1933, as amended.

Extab Corporation

(Registered number 4619307)

Corporation Trust Centre, 1209 Orange Street,

Wilmington, Delaware 19801

Sopharma AD

16 Iliensko Shosse Str,

1220 Sofia, Bulgaria

Attn: Chairman & CEO Mr. Ognian Donev

Fax No. + 359 2 936 02 86

14 May 2015

Dear Sirs,

Variation of contract

We refer to the Commercial Agreement on Supply of Pharmaceutical Products between you and us dated 1 February 2010 (the “Agreement”) a copy of which is attached to the Schedule to this letter agreement (the “Variation”).

For the consideration of £1, we wish to amend the Agreement as set out in this Variation with effect 14 May 2015 (the “Variation Date”).

Expressions defined in the Agreement and used in this Variation have the meaning set out in the Agreement.

The Agreement is amended as follows:

1.	A new definition under “Definitions” is added between “DOSSIER” and “PRODUCTS”:

“FINISHED PRODUCT: shall mean the finished Active Agent (as defined in the LICENCE AGREEMENT) packed in the secondary packaging.”

2.	A new definition under “Definitions” is added between “PRODUCTS” and “TERRITORY”:

“SUPPLY PRICE: shall mean the price of the PRODUCT set out in Annex 2.”

3.	The definition “Sopharma territory” shall be added:

“SOPHARMA TERRITORY: means Albania, Algeria, Armenia, Austria, Azerbaijan, Belarus, Bosnia, and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Finland, Georgia, Hungary, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Lithuania, Libya, Macedonia, Moldova, Mongolia, Norway, Poland, Romania, Russia, Serbia, Slovakia, Sweden, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, Uzbekistan and Vietnam, Iran and Afghanistan”

4.	In Section 1, the last two lines of the paragraph shall be deleted and replaced in their entirety with: “EXTAB as defined in the licence agreement between the parties dated 26 May 2009 (“LICENCE AGREEMENT”).”

The remainder of Section 1 shall remain unchanged.

*Confidential Treatment Requested

5.	The final sentence of Section 2.2 shall be deleted and replaced in its entirety with:

“Detailed obligations and respective responsibilities of the parties relating to the manufacture (including without limitation the technical and quality aspects) shall be included In the Technical and Quality Agreement (as may be amended by agreement of the parties In writing) which shall be agreed by the parties, acting reasonably.”

6.	A new Section 2.4 shall be added to the Agreement after Section 2.3:

“If either party develops a synthetic version of the ACTIVE AGENT, such party must exclusively license any and all rights in the same to the other party on the terms of this Agreement (for clarity, this means that EXTAB may only exploit such rights in the TERRITORY and SOPHARMA may only exploit such rights in the SOPHARMA TERRITORY).”

7.	Section 4 1 shall be deleted and replaced in its entirety with:

“The SUPPLY PRICE applies to orders equal to or greater than the MINIMUM ORDER QUANTITY set forth in Annex 2. If EXTAB places an order for less than the quantities of PRODUCT specified in Annex 2, EXTAB shall pay to SOPHARMA the SUPPLY PRICE plus […***…]% of the SUPPLY PRICE.”

8.	Section 4.2 shall be deleted and replaced in its entirety with:

“If the market price of the PRODUCT (being the price at which the PRODUCT is sold) in a country in the TERRITORY is less than the SUPPLY PRICE, the Parties shall negotiate, acting reasonably, a new supply price for such country. When negotiating the new supply price the Parties shall consider the increases and/or decreases in the cost of raw materials, packaging, labour, overheads and/or distribution and/or manufacture of the PRODUCT. If a new supply price is agreed, such new supply price shall become the SUPPLY PRICE for such country.”

9.	Section “4.5.1” shall be renamed Section “4.5”.

10.	Section 4.5.2 shall be deleted in its entirety

11.	A new Section 4.6 shall be added to Section 4:

12.	“SOPHARMA shall deliver (the “DELIVERY”):

4.6.1 PRODUCT purchased in Bulk Ex Works (as defined in Incoterms 2010); and/or

4.6.2 PRODUCT purchased as FINISHED PRODUCT Ex Works (as defined in Incoterms 2010)

except that SOPHARMA shall, at the request and cost of EXTAB, arrange for the transport of such Bulk PRODUCT to EXTAB’s FINISHED PRODUCT manufacturer.”

13.	A new Section 4.7 shall be added to Section 4:

“Each order of FINISHED PRODUCT made by EXTAB shall be for a minimum of 5,000 packs per DELIVERY.”

*Confidential Treatment Requested

14.	Section 9.1 shall be deleted and replaced in its entirety with:

“Unless earlier terminated under Section 10, the term of this Agreement shall begin on the Effective Date of this Agreement and shall remain in force for a period of 20 years from the Effective Date and may be extended by mutual agreement of the Parties.”

The remainder of Sector 9 shall remain unchanged.

15.	Section 10 shall be deleted and replaced in its entirety with:

“Each party shall have the right to terminate this Agreement upon written notice to the other party:

(a)	immediately upon such notice the other party goes into liquidation, is declared bankrupt and/or compounds with its creditors; or

(b)	if the other party commits a material breach of this Agreement, and does not remedy such breach within 180 days of notice of such breach.”

16.	The second paragraph in Annex 1, under the title “THE PRODUCTS” shall be deleted and replaced in its entirety with:

“Supplied packed and labelled in accordance with the agreed requirements for each country within the TERRITORY and as specified in the Dossier being subject to the LICENCE AGREEMENT.”

17.	The first table’s title in Annex 2 shall be deleted and replaced in its entirety with:

“The SUPPLY PRICES and MINIMUM ORDER QUANTITY for the PRODUCT.”

18.	The second table and table title in Annex 2 shall be deleted and replaced in its entirety with:

“The SUPPLY PRICES and MINIMUM ORDER QUANTITY for FINISHED PRODUCT

Product	Strength/Form	Number of blisters per pack	Price per packs of 100	Minimum Purchase Quantity (in packs)
Tabex	1.5 mg coated tablet	10 (9 blisters of 10 tablets, 1 blister of 11 tablets)	[...***...]	[...***...]

The SUPPLY PRICES for the finished PRODUCT include the following costs:

Colour of the blister packaging: printing using 1 colour

Colour of packaging: printing using 3 colors

Colour of insert leaflet: printing using 1 colour”

All other terms of the Agreement shall remain unchanged and in force.

Please sign and return the enclosed copy of this letter to acknowledge your agreement to this Variation.

*Confidential Treatment Requested

Yours faithfully,

/s/ Extab Corporation
for and on behalf of EXTAB CORPORATION

We agree to the variation of the Agreement with effect from the Variation Date on the terms set out above.

Signed /s/ Sopharma AD
for and on behalf of SOPHARMA AD

Date 5/14/15

*Confidential Treatment Requested

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